Exhibit 99.1

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier

Vice President, Investor Relations

217-788-5738

Horace Mann Chief Financial Officer Dwayne D. Hallman Passes Away After Brief Hospitalization

SPRINGFIELD, Ill. — February 4, 2017 — Horace Mann Educators Corporation (NYSE: HMN) announced today its Executive Vice President and Chief Financial Officer, Dwayne D. Hallman, passed away following brief hospitalization. On Jan. 30, 2017, Horace Mann announced Mr. Hallman was on medical leave following a severe medical incident, and they named Bret A. Conklin acting Chief Financial Officer.

"We are greatly saddened by Dwayne's untimely passing. Dwayne was a loving husband and father as well as a friend and mentor to many. Our thoughts and prayers are with his wife Lee, their daughter and the entire Hallman family," said Marita Zuraitis, President and Chief Executive Officer. "Dwayne was an inspirational leader and a true partner in establishing and executing our strategy and mission to serve educators. I, along with the rest of the Horace Mann family, will miss his good humor, thoughtful leadership and ability to connect with employees. I'm grateful for the many contributions he made during his fourteen years at Horace Mann — he has left an indelible mark on our people and the company."

Mr. Hallman was an accomplished insurance executive, with over 30 years of experience in the industry. He joined the company in January 2003 as Senior Vice President, Finance, and was appointed as Executive Vice President and Chief Financial Officer in October 2010. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury and planning. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Mr. Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice.

Horace Mann — the largest national multiline insurance company focusing on educators' financial needs — provides auto, homeowners and life insurance, retirement products and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended September 30, 2016 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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